EX-99.e.1.ii

AMENDMENT NO. 1
TO SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF JULY 28, 2011

     This Schedule to the Distribution Agreement between Delaware Group Adviser Funds and Delaware Distributors, L.P. originally entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
			designated as
			Service Fee
		Total 12b-1 Plan	Rate (per
		Fee Rate (per	annum of the
		annum of the	Series’ average
		Series’ average	daily net assets
		daily net assets	represented by
		represented by	shares of the
Series Name	Class Names	shares of the Class)	Class)	Effective Date
Delaware Diversified Income Fund	A Class	.30%		June 28, 2002
	B Class	1.00%	.25%	June 28, 2002
	C Class	1.00%	.25%	June 28, 2002
	R Class	.60%		May 15, 2003
	Institutional Class			June 28, 2002
Delaware U.S. Growth Fund	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware International Bond Fund	A Class	.30%		July 28, 2011
	C Class	1.00%	.25%	July 28, 2011
	R Class	.60%		July 28, 2011
	Institutional Class			July 28, 2011

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman
Title:	Executive Vice President

DELAWARE GROUP ADVISER FUNDS
on behalf of the Series
listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer